Exhibit 4.15

ABC (2009) 5128 – 1

Import Paying Service Financing Contract

Agricultural Bank of China

ABC (2009) 5128 – 1

Import Paying Service Financing Contract

44061020120000362

(—) NHDFZ (—) No.

Dear customers,

To safeguard your rights and interests, please read this Contract terms carefully before signing this Contract (especially for boldface letters), pay close attention to your rights and obligations. If you have any question, please consult with the responsible bank.

Party A (full name): Dongguan Lite Array Co., Ltd.

Party B (full name): Agricultural Bank of China Limited, Qingxi Sub-branch in Dongguan

Due to business requirements, Party A applies for import payment service financing to Party B, Party B agrees to accept it, to guarantee that the business is proceeding smoothly, the Both Parties shall develop this Contract through consultation in accordance with relevant national laws and regulations.

Article ☐. Import paying service financing in this Contract is that Party B as well as its paying agent provides a kind of short-term financing under import trade items for Party A. In accordance with the application of Party A, Party B shall choose a paying agent and issue command to the paying agent, the paying agent shall pay for the goods on behalf of Party A, on the agreed financing due date, Party A shall return the principal and interest for financing to Party B, and Party B shall return it back to the paying agent.

Article ☐. Content of import paying service financing

1. The term, currency, amount, interest rate of import paying service financing shall be subject to the records in the Import Paying Service Financing Notice. Party A hereby shall agree that Party B has the rights to determine a reasonable rate and penalty in accordance with Party A’s relevant regulations, internal rules as well as the agreement Party A and the paying agent, and shall agree that the interest rate regulated in the Import Paying Service Financing Notice is appropriate for the financing under this Contract.

2. Party B or its higher bank shall issue the payment indication to make external payments in accordance with the payment date and remittance method designated by Party A as well as international common practice. In case the payment date designated by Party A is not a working day for bank at home / abroad, or payment may not be performed on the payment date designated by Party A due to force majeure, the payment may be postponed, Party B shall not undertake any responsibility for this.

Article ☐. In case the following conditions are not satisfied, Party B shall have the rights to refuse to provide the financing under this Contract.

1. Party A creates general account at the site of Party B (hereinafter referred to as “Party A Account”).

2. The competent authority of Party A applies for the loading certificate materials and under this Contract as well as the Letter of Attorney which is used for authorizing someone to sign.

3. When handling the single business, Party A has already provided Import Paying Service Financing Application and other relevant materials requested by Party B, which has been accepted by Party B.

4. Party A has provided the Letter of Credit, relevant documents about collection and remittance in accordance with the requirements of Party B, and handled approval, registration and other procedures about the financing under this Contract.

5. In case the guarantee is set for the financing under this Contract, it shall guarantee that the Contract is signed and effective. In case the mortgage and pledge guarantee is set for the financing under this Contract, relevant mortgage and pledge contracts shall be signed and effective, mortgage and pledge registration procedures shall be handled in accordance with relevant laws and regulations as well as the requirements of Party B, also, all insurances shall be bought for relevant mortgage and pledge in accordance with relevant laws and regulations for mortgage and pledge as well as the requirements of Party B, and the guarantee and insurances shall be effective continuously.

Article ☐. Repayment source and repayment method

1. Payment for imported goods under this Contact shall be firstly used to pay off the principal and interest for financing and relevant expenses under this Contract. In case the payment for goods may not enough for paying off, Party A shall collect funds separately to pay it off on schedule.

2. In case Party B collects in accordance with this Contract or collects the principal and interest for financing in advance due to the change of national policy, law, credit policy and so on, Party A shall agree Party B to deduct it from Party A Account, if necessary, Party B shall apply for other financing organizations to collect it.

Article ☐. Rights and obligations of Party A

1. Shall have the rights to apply for and use import paying service financing funds.

2. Shall handle the law and administrative procedures for performing this Contract.

3. Shall provide import contract as well as goods sales conditions and other related materials under import paying service financing in accordance with the requirements of Party B.

4. RMB and foreign currency settlement business under import paying service financing shall be handled through the account created by Party A at the site of Party B.

5. From placing order to payment / acceptance date under Letter of Credit, in case Party A doesn’t provide import paying service financing procedures to Party B, it shall not affect the obligation that Party A makes payment / acceptance and pays off funds paid by Party B in advance.

6. When Party A learns about that the following events occur or the following events may occur, Party A shall inform Party B in written after learning about it and put the debt guarantee recognized by Party B into practice:

(1) Stock rights change, high layer personnel change, memorandum of association change and organization structure regulation.

(2) Stop production, out of business, cancellation of registration, cancellation of license or petition for bankruptcy.

(3) Financial situation deterioration, serious difficulties in production and business or major lawsuit, arbitration events.

(4) Change name, address, legal representative, contact method and other items.

(5) Other items which may have an adverse effect on the creditor’s rights of Party B.

7. In case Party A performs the following behaviors, it shall be agreed by Party B and shall provide the guarantee measures recognized by Party B for paying off loading principal and interest under this Contract.

(1) Performing contracting, leasing, joint stock system change, joint operation, merging, acquisition, separation, joint venture, asset transferring, reducing registered capital, filing for termination of business and making adjustment, filing for dismissing, petition for bankruptcy and other behaviors which cause credit and debt relationship change in this Contract or affect the realization of creditor’s rights;

(2) Providing the guarantee for others debt or mortgage and pledge for the main property of the third party, as well as the behaviors which may affect the others’ debt paying ability.

8. Party A or its investors shall not reduce the registered capital, transfer assets or transfer shares without the approval from Party B, which may cause the loss or weakening of ability that Party B performing obligations.

9. In case the following events occur for the guarantor who provides the guarantee to financing under this Contract has: stop production, out of business, cancellation of registration, cancellation of license, petition for bankruptcy, operating loss and so on, partially or fully losing guarantee ability under this Contract, or the guaranty, mortgage, pledge rights value losing, Party A shall provide other guarantee measures recognized by Party B.

10. In case it is import paying service financing business under letter of credit, Party A shall promise and agree that the guarantee money under original letter of credit is transferred as the guarantee money under the financing item in this Contract.

11. Import paying service financing procedures and other bank expenses shall be undertaken by Party A. Party A shall settle such expenses to the account designated by Party B.

12. Party A shall not sign any contract which damages the creditor’s rights of Party B under this Contract with the third party.

13. Any business dispute, trade fraud, stop-payment order from court under import paying service item shall not change or cancel the responsibility and promise of Party A for Party B.

Article ☐. Rights and obligations of Party B

1. In case Party B shall agree to handle import paying service financing, it shall contact the paying agent to handle import paying service financing for Party A in time. In case the import paying service financing can’t be handled due to the paying agent doesn’t accept or other objective reason, Party B shall not undertake any responsibility, but shall inform Party A in time.

2. Party B shall have the rights to learn about the production business, financial activities, import paying service financing funds usage conditions, and shall have the rights to ask Party A to provide financial statement as well as other documents, materials and information on schedule.

3. In case Party A has any adverse behaviors or conditions which may affect import paying service financing safety, including but not limited to item 6, 7 and 8 listed in Article V, or the original letter of credit is frozen, Party B shall have the rights to inform the paying service to stop paying funds or collect the principal and interest for import paying service financing in advance.

4. When Party B collects the principal, interest, fine under this Contract in advance, and collects the relevant expenses under this Contract, Party B shall have the rights to directly deduct it from the any account of Party A, the offset debt and offset sequence shall be determined by Party B. In case Party B performs the offset rights in accordance with laws or the agreements in the Contract, the objection period for Party A shall be 7 working days which is calculated from the date when Party B informs Party A in written, orally or other methods.

5. In case there are several matured debts between Party A and Party B, and the repayment of Party A can’t pay off all matured debts, the debt repayment offset and offset sequence of Party A shall be determined by Party B.

In case the repayment of Party A can’t pay off debts, Party B may choose to make the repayment pay off the principal, interest, fine, compound interest or expenses to realize the creditor’s rights.

6. In case Party A can’t pay off the principal for import paying service financing on time, or clears and recovers financing or the principal for agency in advance, Party B shall have the rights to adopt one several method(s) to realize the creditor’s rights, such as handling the goods under import paying service funds, handling the guaranty or pledge thing legally, pursuing the recovery from the guarantor or directly pursuing the recovery from Party A.

7. In case Party A doesn’t perform the repayment obligation, Party B shall make public disclosure for the default behaviors.

Article ☐. Guarantee

The guarantee method of creditor’s rights for this Contract shall be mortgage by estimating, the guarantee contract shall be signed separately. In case the top amount guarantee method is adopted, the guarantee contract number shall be 44100720120000298.

Article ☐. Responsibility of breach of contract

1. For overdue financing funds in arrears of Party A, since the overdue date, Party B shall collect overdue interest at additional FIFTY percent (capital letter) based on the original interest rate agreed in the Import Paying Service Financing Notice, till the principal and interest is paid off.

2. In case Party B asks Party A to repay the principal and interest in advance, Party A can’t pay off the principal and interest for import paying service financing on the designated date, since the accelerated overdue date designated by Party B, Party B shall collect overdue interest in accordance with the overdue interest rate.

3. In case Party A violates the agreement causing that Party B pays for him in advance, Party B shall collect the interest for advance in cash in accordance with the agreement in item 1 of this article.

4. In case Party A violates the obligations and promises in this Contract, Party B shall have the rights to refuse accepting the import paying service financing application of Party A, shall have the rights to ask Party A to correct the default behaviors in the limit time, and shall have the rights to ask the paying agent to stop paying for funds, or collect the principal and interest for financing, shall have the rights to announce that the debts under other contracts signed by Party A and Party B shall be expired at once or adopt other assets guarantee measures.

5. In case any guarantor for financing under this Contract violates the obligations in the guarantee contract, Party B shall have the rights to stop issuing financing funds for Party A, and collect the issued financing funds or adopt other assets guarantee measures.

6. In case Party B adopts lawsuit or arbitration methods to realize the creditor’s rights due to the default of Party A, Party A shall undertake the retaining fee, travel fee and other fees for realizing the creditor’s rights.

Article ☐. In case Party A puts forwards to repaying in advance, Party B shall negotiate with the agent bank, the procedures for repaying in advance shall be handled after getting approval, and Party A shall undertake the expense and interest caused by this. In case the paying agent doesn’t agree to repay in advance, Party A shall pay for the principal and interest for import paying service financing on schedule in accordance with the agreement in the Contract.

Article ☐. Settlement of dispute

All disputes between the Both Parties arising from this Contract shall be resolved by the Both Parties through consultation or the first kind of method.

1. Lawsuit. It shall be managed by the people’s court at the site of Party B.

2. Arbitration. Submit to                     /                      (full name of the arbitration organization) for arbitration in accordance with its arbitration rules.

During the course of lawsuit or arbitration, the terms not involved with any dispute in this Contract shall still be performed.

Article XI. Other items

1. Import Paying Service Financing Application and Import Paying Service Financing Notice related to this Contract shall be an integral part of this Contract.

When the stock rights of Party A changes, Party A shall inform Party B within 5 days, otherwise, Party A shall undertake default responsibility in accordance with the regulations in the Contract.

Article XII. Effectiveness of the Contract

This Contract shall become effective on signature or seal of the Both Parties.

Article XIII. This Contract shall be in triplicate. Party A, Party B and the guarantor shall hold one original copy with the same legal effectiveness.

Party A statement: Party B has provided relevant articles to us (especially for boldface letters) and made descriptions for relevant concepts, contents and law effects in accordance with our requirements, we have learned and understood above articles.

Party A (Seal): Dongguan Lite Array Co., Ltd. (Sealed)	Party B (Seal): Agricultural Bank of China Limited Liability Company, Qingxi Sub-branch in Dongguan (Sealed)

Legal Representative or Authorized Representative : Shen Shu Ain	Responsible Person or Authorized Representative

Date of Contract: May 23, 2012

Location of Contract: Qingxi

The Contract Filled by:         The Contract Reviewed by:

The Contract witnessed by: